Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of November 30, 2006 (the “Effective Date”), is made by and between ImmunoGen, Inc., a Massachusetts corporation (the “Company”), and Daniel M. Junius (“Executive”).  This Agreement is intended to confirm the understanding and set forth the agreement between the Company and Executive with respect to Executive’s employment by the Company.  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby agree as follows:

1.             Employment.

(a)           Title and Duties.  Subject to the terms and conditions of this Agreement, the Company will employ Executive, and Executive will be employed by the Company, as Chief Financial Officer and Executive Vice President, Finance, reporting to the Chief Executive Officer.  Executive will have the responsibilities, duties and authority commensurate with said position.  Executive will also perform such other services of an executive nature for the Company as may be reasonably assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

(b)           Devotion to Duties.  For so long as Executive is employed hereunder, Executive will devote substantially all of Executive’s business time and energies to the business and affairs of the Company; provided that nothing contained in this Section 1(b) will be deemed to prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity (other than the Company or its related entities) so long as Executive’s aggregate direct and indirect interest does not exceed three percent (3%) of the issued and outstanding securities of any class of securities of such publicly held entity.  Except as set forth on Exhibit A hereto, Executive represents that Executive is not currently a director (or similar position) of any other entity and is not employed by or providing consulting services to any other person or entity, and Executive agrees to refrain from undertaking any such position or engagement without the prior approval of the Board.  Executive may continue to serve as a director and/or volunteer for the entities listed on Exhibit A provided that such service does not create any conflicts, ethical or otherwise, with Executive’s responsibilities to the Company and further provided that Executive’s time commitments do not unreasonably interfere with his fulfillment of his responsibilities hereunder, as determined by the Board or its designated committee thereof.

2.             Term of Agreement; Termination of Employment.

(a)           Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue in effect for two (2) years; provided, however, that commencing on the second anniversary of the Effective Date and continuing each anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than nine (9) months before the conclusion of the Term, the Company or the Executive shall have given notice not to extend the Term.  Such notice or such termination of this Agreement shall not on its own have the effect of terminating Executive’s employment, nor shall it constitute Cause (as defined below).  The duration of this Agreement is hereafter referred to as the “Term.”

(b)           Termination of Employment.  The Executive is employed on an at-will basis and, subject to the provisions of Section 4, either the Executive or the Company may terminate the employment relationship at any time for any reason.  Notwithstanding anything else contained in this Agreement, Executive’s employment during the Term will terminate upon the earliest to occur of the following:

(i)            Death.  Immediately upon Executive’s death;

(ii)           Termination by the Company.

(A)          If because of Disability (as defined below), then upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice;

(B)           If for Cause, then upon written notice by the Company to Executive that states that Executive’s employment is being terminated for Cause (as defined below) and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company; or

(C)           If without Cause (i.e., for reasons other than Sections 2(b)(ii)(A) or (B)), then upon written notice by the Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company; or

(iii)          Termination by Executive.  Upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective at Executive’s election, not less than thirty (30) days and not more than sixty (60) days after the date of such notice; provided that the Executive may request at such time to leave with a shorter notice period, and the Company shall not unreasonably withhold its consent to such shorter period; and further provided that the Company may choose to accept Executive’s resignation effective as of an earlier date.

Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists.

(c)           Definition of “Disability”.  For purposes of this Agreement, “Disability” shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.  Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

(d)           Definition of “Cause”.  For purposes of this Agreement, “Cause” shall mean that Executive has (i) intentionally committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of Executive’s duties to the Company; (iii) willfully failed or refused to follow the lawful and proper directives of the CEO or the Board; (iv) been convicted of, or pleaded guilty or nolo contendre, to a felony; (v) committed an act involving moral turpitude; (vi) committed an act relating to the Company involving, in the good faith judgment of the Board, material fraud or theft; (vii) breached any material provision of this Agreement or any nondisclosure or non-competition agreement (including the Proprietary Information, Inventions, and Competition Agreement attached here as Exhibit B), between Executive and the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.

3.             Compensation.

(a)           Base Salary.  While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $330,000.00 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices.  The Base Salary will be subject to review annually or on such periodic basis (not to exceed annually) as the Company reviews the compensation of the Company’s other senior executives and may be adjusted upwards in the sole discretion of the Board or its designee.  The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b)           Annual Bonus.  Executive may be eligible to earn an Annual Bonus relating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the Board within thirty (30) days of the beginning of the fiscal year.  If the Executive meets the applicable goals, is employed by the Company at the end of the year to which the Annual Bonus relates, and is not terminated for Cause prior to the payment of the Annual Bonus, then the Executive shall be entitled to an Annual Bonus for that year equal to 35% of his then-current Base Salary (the “Target Annual Bonus”).  Any awarded Annual Bonus shall be paid within 2 ½ months of the year to which it relates.

(c)           Fringe Benefits.  In addition to any benefits provided by this Agreement, Executive shall be entitled to participate generally in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly-situated executives of the Company.  Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement.

(d)           Vacation.  Executive will be entitled to accrue up to twenty-five (25) vacation days per year that Executive remains employed by the Company, administered in accordance with and subject to the terms of the Company’s vacation policy, as it may be amended prospectively from time to time.

(e)           Reimbursement of Expenses.  The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

4.             Compensation Upon Termination.

(a)           Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policy, an amount equal to the value of Executive’s accrued but unused vacation days; (iii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed; and (iv) the Annual Bonus related to the most recently completed fiscal year, if not already paid and if the termination is not for Cause (the amount of which shall be determined in accordance with Section 3(b) above).  Executive’s entitlement to any other compensation or benefit under any plan or policy of the Company, including but not limited to applicable option plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.

(b)           Termination for Cause, By the Executive, or as a Result of Executive’s Disability or Death.

(i)            If Executive’s employment is terminated during the Term either by the Company for Cause or by Executive, or if Executive’s employment terminates as a result of the Executive’s death, the Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination.

(ii)           In case of termination during the Term by the Company as a result of the Executive’s Disability, the Company will pay Executive the Accrued Obligations plus an amount equal to four (4) months of Executive’s then-current Base Salary.

(c)           Termination by the Company without Cause.  If Executive’s employment hereunder is terminated by the Company without Cause during the Term, then:

(i)            The Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination;

(ii)           The Company will pay Executive a total amount equal to twelve (12) months of Executive’s then current Base Salary, less applicable taxes and deductions; to be made in approximately equal biweekly installments in accordance with the Company’s usual payroll practices over a period of twelve (12) months beginning after the effective date of the separation agreement described in Section 4(d);

(iii)          The Company will continue to provide medical insurance coverage for Executive and Executive’s family, subject to the requirements of COBRA and subject to Executive’s payment of a premium co-pay related to the coverage that is no less favorable than the premium co-pay charged to active employees of the Company electing the same coverage for eighteen (18) months from the Separation Date; provided, that the Company shall have no obligation to provide such coverage if Executive fails to elect COBRA benefits in a timely fashion or if Executive becomes eligible for medical coverage with another employer; and

(iv)          That portion of unvested options then held by Executive, if any, that would have vested during the twelve (12) month period following the effective date of employment termination but for such termination shall vest and be immediately exercisable as of the date of the employment termination.  That portion of the shares of restricted stock then held by Executive, if any, that are subject to a lapsing forfeiture right that would have terminated during the twelve (12) month period following the effective date of employment termination but for such termination will terminate as of the date of the employment termination.  All options and shares of restricted stock shall otherwise be subject to the terms and conditions of their respective agreements and with the applicable plan.

(d)           Release of Claims.  The Company shall not be obligated to pay Executive any of the compensation or provide Executive any of the benefits set forth in Section 4(b) or 4(c) (other than the Accrued Obligations) unless and until Executive has executed a timely separation agreement in a form acceptable to the Company, which shall include a release of claims between the Company and the Executive, and may include provisions regarding mutual non-disparagement and confidentiality.

(e)           No Other Payments or Benefits Owing.  The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive as separation pay upon termination of Executive’s employment.  Executive shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement or other Company plan documents with respect to plans in which Executive is a participant.

(f)            Notwithstanding any other provision with respect to the timing of payments under Section 4, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

5.             Competition.  Executive agrees to sign and return to the Company the Proprietary Information, Inventions, and Competition Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit B concurrently with the execution of this Agreement.  The parties agree that the obligations set forth in the Proprietary Information Agreement shall survive termination of this Agreement and termination of the Executive’s employment, regardless of the reason for such termination.

6.             Property and Records.  Upon termination of Executive’s employment hereunder for any reason or for no reason, Executive will deliver to the Company any property of the Company which may be in Executive’s possession, including blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.             General.

(a)           Notices.  Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.  Notices to the Company shall be sent to the Company’s CEO and Lead Director, or to such other Company representative as the Company may specify in writing.

(b)           Entire Agreement/Modification.  This Agreement, together with the Proprietary Information Agreement attached hereto, and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement (or in a subsequent written modification or amendment executed by the parties hereto) will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)           Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(d)           Assignment and Binding Effect.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.  This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns, and shall inure to the benefit of Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns.

(e)           Insurance.  Executive shall be entitled to the same rights, if any, to indemnification and coverage under the Company’s Directors and Officers Liability Insurance policies as they may exist from time to time to the same extent as other similarly-situated executive employees of the Company.

(f)            Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law oftheCommonwealth of Massachusetts, without giving effect to conflict of law principles.

(g)           Severability.  The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(h)           Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

8.             Taxation.

(a)           The parties intend this Agreement to be in compliance with Code Section 409A.  The Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A.  The Company and Executive agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A.

(b)           If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a change in control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such less amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employments taxes, income taxes, and the Excise Tax results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  The Executive shall be allowed to specify which payment(s) or benefit(s) shall be reduced if necessary to implement this section and avoid the excise tax application.  The Company shall provide the Executive with sufficient information to make such determination and to file and pay any required taxes.

9.             Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

EXECUTIVE	IMMUNOGEN, INC.

(Signature)	Mitchel Sayare
Print Name: Daniel M. Junius	Chairman and Chief Executive Officer

Exhibit A